Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE TROPICANA LAS VEGAS CASINO HOTEL RESORT FOR $360 MILLION

Recently Renovated Iconic Asset Establishes Attractive

Las Vegas Strip Destination for Penn National’s Regional Gaming Customers

Wyomissing, PA (April 29, 2015) — Penn National Gaming, Inc. (PENN: Nasdaq) (“the Company,” “Penn National,” or “Penn National Gaming”) announced today that it entered into a definitive agreement to acquire Tropicana Las Vegas Casino Hotel Resort (“Tropicana Las Vegas” or “Tropicana”) from its shareholders, the largest of which is a partnership between Onex and Alex Yemenidjian, for $360 million.  Penn National intends to fund the acquisition through an expansion of its existing credit facilities and cash on hand.

Tropicana Las Vegas is situated on a 35-acre land parcel at the corner of Tropicana Boulevard and Las Vegas Boulevard, approximately 2.5 miles from McCarran International Airport on the southern end of the Las Vegas Strip.  The iconic property features nearly 1,500 guest rooms including 181 suites (of which six are luxury villas).  Amenities at the property include a 50,000 square foot casino with over 1,000 gaming positions, a sports book, three full service restaurants, a food court, a 1,200-seat performance theater, the 300 seat Laugh Factory comedy club, over 100,000 square feet of exhibition and meeting space, a five-acre tropical beach event area and spa.

Over the past four years, Tropicana Las Vegas completed over $200 million of property upgrades including a complete renovation of all guest rooms, which feature a new South Beach theme.  In addition, significant improvements were made to the ballroom, conference meeting space and Pavilion exhibition space, the 1,200 seat showcase performance theater, restaurant and entertainment areas, and the facility’s infrastructure and mechanical systems.  In the Las Vegas Review Journal’s 2015 Best of Las Vegas survey, Tropicana Las Vegas garnered awards in several categories including Best Hotel Rooms, Best Hotel Suites and Best Hotel Room Value.

Timothy Wilmott, Chief Executive Officer of Penn National Gaming, commented, “The planned acquisition of Tropicana Las Vegas establishes a strong presence on the Las Vegas Strip for Penn National Gaming, fulfilling an important long-term strategic objective for the Company.  With a $360 million acquisition cost, we believe we have structured a prudent transaction to own and operate a premier Strip asset at an attractive price of entry.  Tropicana Las Vegas is positioned to benefit from recent significant capital expenditures and includes 35 acres of land on one of the busiest and most famous intersections in Las Vegas.  The property will also benefit from its proximity to the new 20,000-seat capacity MGM - AEG Arena scheduled to open in mid-2016.

“Given our goal of leveraging Penn National’s database of nearly 3 million active regional gaming customers, we have spent the past several years reviewing an acquisition of numerous gaming assets in Las Vegas.  The Tropicana is a quality facility that can serve as an attractive destination offering for current Penn National customers, which further enhances our strong competitive position in the regional gaming markets in which we operate across the United States.  At the same time, we view this transaction as a strategic opportunity to create value for our shareholders by adhering to our focus on operating disciplines and careful deployment of our capital.  The planned acquisition will also further diversify our property portfolio with another wholly-owned and operated asset.

“Penn National has developed a two-phase plan to realize the full value of this transaction which we expect to occur over the next three to five years.  In the first phase, we intend to invest approximately $20 million in facility improvements and integration activities.  The integration activities will include the utilization of Penn National’s nationwide database to drive increased visitation and yield, and the upgrade of existing technology infrastructure to integrate Tropicana’s systems with Penn National’s existing systems with the goal of launching Penn National’s nationwide player loyalty program, Marquee Rewards, at Tropicana Las Vegas.  In the second phase, we intend to evaluate other potential facility enhancements at the property, such as the addition of retail space, food and beverage outlets, casino floor improvements and potentially additional hotel rooms.  The scope, budget and timing of any such expansion and improvements will be determined based upon Penn National’s initial operation of the property and customer demand for additional amenities.”

Mr. Wilmott concluded, “With our proven management team, operating discipline and return-focused approach to capital expenditures, we believe the Tropicana offers a meaningful opportunity for Penn National, our regional gaming customers and our shareholders.”

The transaction and credit facility expansions are subject to regulatory approvals, the expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions and the transaction is expected to be completed by year-end 2015.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  At March 31, 2015, the Company operated twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At March 31, 2015, in aggregate, Penn National Gaming’s operated facilities featured approximately 31,000 gaming machines, 760 table games and 3,100 hotel rooms.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  These forward looking statements are inherently subject to risks, uncertainties and assumptions about Penn National Gaming and its subsidiaries, including risks related to required regulatory approvals and other conditions to closing, higher leverage, the successful integration of the acquisition, our ability to successfully leverage our player database, market conditions affecting the Las Vegas Strip, ongoing litigation, labor relations , future capital expenditures, the risks associated with construction projects (such as delays and unexpected costs) and the availability and cost of capital and accordingly, any forward looking statements are qualified in their entirety by reference to the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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